Consent of Independent Registered Public Accounting Firm

The Board of Trustees

Whitebox Mutual Funds

We consent to the use of our report dated December 22, 2014, incorporated herein by reference, on the financial statements of Whitebox Tactical Opportunities Fund, Whitebox Market Neutral Equity Fund, and Whitebox Tactical Advantage Fund (formerly Whitebox Tactical Income Fund) (each a series of Whitebox Mutual Funds), and to the references to our firm under the headings “FINANCIAL HIGHLIGHTS” in the Prospectuses and “OTHER INFORMATION ABOUT THE FUNDS” and “FINANCIAL STATEMENTS” in the Statement of Additional Information.

(signed) KPMG LLP

Minneapolis, Minnesota

January 16, 2015